Exhibit 10.18

FIRST AMENDED AND RESTATED

AIRCRAFT JOINT OWNERSHIP

AND MANAGEMENT AGREEMENT

This First Amended and Restated Aircraft Joint Ownership and Management Agreement (this “Agreement”) is made and entered into this 21st day of June, 2007, by and between Charlie Brown Air Corp., a corporation incorporated under the laws of the State of New York with offices at 1965 Waddle Road, State College, Pennsylvania 16803 (hereinafter referred to as “CBAC”), and Charlie Brown Air II Limited Partnership, a limited partnership organized under the laws of the State of Delaware, having its principal offices at 1965 Waddle Road, State College, Pennsylvania 16803 (hereinafter referred to as “Charlie Brown II”). CBAC and Charlie Brown II are sometimes collectively referred to in this Agreement as the “Owners.”

BACKGROUND STATEMENT

On December 18, 2006, the Owners entered into an Aircraft Joint Ownership and Management Agreement (the “Original Management Agreement”). On June 21, 2007, the limited partnership agreement of Charlie Brown II was amended and restated to reflect the (i) admission of Shaner Hotel Group Limited Partnership, a Delaware limited partnership with an address at 1965 Waddle Road, State College, Pennsylvania16803 (“SHG”), and Rex Energy Operating Corp., a Delaware corporation with an address at 1975 Waddle Road, State College, Pennsylvania 16803 (“Rex”), as limited partners of Charlie Brown II and (ii) the withdrawal of Lance T. Shaner as a limited partner of Charlie Brown II. As a result of the amendment and restatement of the limited partnership agreement of Charlie Brown II, the Owners desire to supersede and replace the Original Management Agreement in its entirety by amending and restating the Original Agreement as follows:

W I T N E S S E T H:

WHEREAS, CBAC and Charlie Brown II intend to become the JOINT OWNERS of the following civil aircraft, (hereinafter referred to as “the Aircraft”):

FAA Registration Number:	to be determined
Serial Number:	EA500.000227
Make:	Eclipse Aviation
Model:	500
Year:	2007

and,

WHEREAS, Charlie Brown II, as joint owner, intends to use the Aircraft as an industrial aid for purposes of its business and the business of its owners and entities in which they have an interest, which does not include the transportation of persons or cargo for compensation or hire; and

WHEREAS, CBAC has a lease for a hangar (“the Hangar”) at the University Park Airport (“UNV”), State College, Pennsylvania (“Lease”) where both parties intend to base the Aircraft, and has handling and maintenance equipment and maintenance services available at the Hangar to support and maintain the Aircraft; and

WHEREAS, CBAC owns one or more other aircraft and has available to its pilots capable of becoming qualified to operate the Aircraft on behalf of CBAC and Charlie Brown II; and,

WHEREAS, CBAC is willing to act as the “Managing Owner” of the Aircraft on behalf of itself and Charlie Brown II and, as such, is willing to: (a) oversee all routine and scheduled maintenance and inspections on the Aircraft and all unscheduled maintenance, (b) provide pilots for use of the Aircraft by Charlie Brown II and itself, (c) handle all scheduling of the Aircraft, and (d) handle all other routine and customary matters associated with corporate aircraft management; and

WHEREAS, the parties wish to define and regulate their respective benefits and liabilities as joint owners of the Aircraft and to define CBAC’s responsibilities as Managing Owner,

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the parties agree as follows:

AGREEMENT:

I. Use and Availability of the Aircraft. The parties agree that the Aircraft shall be available to Charlie Brown II and CBAC for use as an industrial aid; however, the parties agree that Charlie Brown II shall at all times have priority over CBAC in having the Aircraft available for its use. CBAC may use the Aircraft only if its use will not interfere with the Aircrafts’s use by Charlie Brown II. Notwithstanding Charlie Brown II’s priority, the parties agree to cooperate in their scheduling of the use of the Aircraft and in the scheduling of maintenance for the Aircraft so as to maximize the Aircraft’s availability to both parties. When the Aircraft is used by Charlie Brown II, the bill for Direct Costs and Miscellaneous Expenses shall indicate the name of the limited partner of Charlie Brown II (or the limited partner’s affiliate) (hereinafter referred to as a “Limited Partner”) that used the Aircraft.

The parties agree that each party shall be responsible for dispatching and operating the Aircraft at all times that it is being used for that party’s purposes, and that each party shall thus retain “possession, command and control” of the Aircraft as that phrase is defined by the Internal Revenue Service in Revenue Ruling 58-215.

II. Managing Owner; Duties. CBAC shall act as Managing Owner of the Aircraft on behalf of both parties. As Managing Owner, CBAC shall be responsible for providing the following services:

A. Hangar and Related Services. CBAC shall provide space for the Aircraft in the Hangar (“the Hangar Space’) (as long as the Lease continues) and shall provide the service of moving the Aircraft from the Hangar Space onto the ramp area and from the ramp area into the Hangar Space. The term “Hangar Space” is not intended to define any fixed area within the Hangar and the Aircraft may be moved and relocated within the Hangar at any time as CBAC shall determine.

B. Fuel. The flight crews shall determine the need for and the amount of fuel to be purchased for the Aircraft at UNV and at all other airports. The fuel purchased by the flight crews for Charlie Brown II’s operation of the Aircraft shall be covered in the Direct Cost billing to Charlie Brown Air II.

C. Flight Crews. Flight crews will be arranged for by CBAC.

D. Flight Crew Training. Flight crew training will be arranged for by CBAC.

E. Maintenance.

1. CBAC will perform itself or cause to be performed by outside vendors all scheduled and unscheduled maintenance, including inspections, on the Aircraft. Routine maintenance shall be defined as all scheduled inspections to be performed under the Eclipse Aviation Maintenance Program (the “EAMP”), and daily maintenance and repairs and any other maintenance that should occur.

2. In the event CBAC is not equipped, or elects not to perform itself any routine maintenance or inspections, and in the event of any major inspections, avionics repairs or upgrades and engine overhauls, CBAC shall use its best efforts to ensure that the work is done in the safest, most expeditious and economical manner.

3. Charlie Brown II shall make the Aircraft available to CBAC for each inspection at the time intervals specified in the EAMP and for all other necessary inspections and repairs. In the event Charlie Brown II fails to do so, CBAC shall not be liable for any incidents, occurrences or damages that would pertain to maintenance performed prior to any such circumstance, any other provision of this Agreement to the contrary notwithstanding.

4. As part of its duties to perform or caused to be performed all maintenance on the Aircraft, CBAC shall be responsible for maintaining the Aircraft in compliance with all FAA airworthiness directives affecting the Aircraft and all manufacturer’s service bulletins affecting the Aircraft whose compliance is mandated by the FAA and/or by EAMP, and/or the insurance carriers and with all non-mandatory manufacturer’s service bulletins and instructions which CBAC, in its sole discretion, deems necessary for the safe operation of the Aircraft.

5. Except in the case of an emergency requiring such items to protect the passengers, crew or the Aircraft itself, CBAC shall notify Charlie Brown II before incurring any expenditures reasonably anticipated to exceed Ten Thousand and No/100 Dollars ($10,000.00) for any unscheduled or unusual maintenance items pertaining to the Aircraft. Should Charlie Brown II elect not to honor any expenditure deemed necessary by CBAC, Charlie Brown II agrees to notify CBAC, in writing, of its intent not to honor. Upon receipt of said notification, CBAC may, at its option, cancel this Agreement immediately.

F. Cleaning. CBAC shall clean the Aircraft on a regular basis and generally maintain the Aircraft in first class condition, minus any normal wear and tear.

G. Flight Operations and Scheduling.

1. The pilots, traffic coordinator (scheduler) and maintenance personnel shall have the sole discretion, which will be used in a reasonable manner, to cancel, delay or terminate a flight without liability for any loss or delay with respect to said cancellation, due to indicated or actual malfunctions of the Aircraft, weather conditions, acts of God, or other causes beyond their control.

2. CBAC shall be responsible for providing all charts, maps, navigational tools, maintenance manuals and aids it deems necessary for the safe operation of the Aircraft.

3. CBAC will perform all scheduling functions on behalf of the Owners and Limited Partners of the Owners. All trip requests will be made to CBAC by Charlie Brown II or any Limited Partners of Charlie Brown II at least 24 business hours in advance in order to avoid the Aircraft being unavailable due to maintenance or pilot duty time conflicts. CBAC’s performance of the scheduling functions shall not be construed as altering the parties’ agreement that each party, in using and operating the Aircraft, shall be exercising operational control over the Aircraft.

4. If there is a conflict in the scheduling of the Aircraft between the Owners, then the Owners shall attempt to resolve the conflict, but if they cannot, then the conflict shall be resolved by granting preference to Charlie Brown II. If there is a conflict in the scheduling of the Aircraft between any Owner and any Limited Partner of Charlie Brown II, then the parties shall attempt to resolve the conflict, but if they cannot, then the conflict shall be resolved by granting preference to the Limited Partner of Charlie Brown II.

5. If there is a conflict in the scheduling of the Aircraft between Limited Partners of Charlie Brown II, then the Limited Partners shall attempt to resolve the conflict, but if they cannot, then the conflict shall be resolved in the following manner:

a. If there is a conflict in the scheduling of the Aircraft between Bruce Heim, on the one hand, and either SHG or Rex, on the other hand, then the conflict will be resolved, in the first instance, in favor of Bruce Heim, and in the second instance, in favor of SHG or Rex (as the case may be), and thereafter, any such conflict shall be resolved by alternating in favor of Bruce Heim, on the one hand, and either SHG or Rex (as the case may be), on the other hand; or

b. If there is a conflict in the scheduling of the Aircraft between SHG and Rex, then the conflict will be resolved, in the first instance, in favor of SHG, and in the second instance, in favor of Rex, and thereafter, any such conflict shall be resolved by alternating in favor of SHG and Rex.

H. Insurance.

CBAC, throughout the term of this Agreement, shall arrange for and maintain in full force and effect insurance to be carried and maintained on the Aircraft in the following types and amounts:

1. All-risk aircraft hull insurance, including war and allied perils risks, with respect to the Aircraft against loss, theft, damage to the Aircraft (including any engine or parts while removed from the Aircraft), with an agreed value amount of Two Million Dollars ($2,000,000.00) and no deductible while in motion or not in motion. Such hull coverage shall remain unchanged by CBAC unless advised in writing by Charlie Brown II of a requested different hull value and subject to acceptance by applicable insurers.

2. Liability Insurance for bodily injury, death and property damage in an amount of not less than Two Million Dollars ($2,000,000.00), combined single limit coverage, each occurrence.

3. All insurance polices shall name CBAC as the named insured and shall name Charlie Brown II and CBAC’s and Charlie Brown II’s respective parents, subsidiaries and affiliated companies, and their officers, directors, agents, employees, contractors and partners as additional insureds. (Each party hereto shall be responsible for providing the names of the parties to be insured.)

4. Charlie Brown II shall be named as “Loss Payee” for the hull coverage. Also, all insurance policies: (a) shall provide that if any premium is not paid when due, or is cancelled, terminated or materially changed for any reason whatsoever, the insurers will promptly notify each of the parties in writing and such cancellation, termination or change shall not be effective as of the parties for 60 days, except that the notice period shall be ten (10) days for non-payment of premium and seven (7) days as respects war and allied perils coverage; and (ii) shall contain a waiver by the underwriter thereof of any right of subrogation against Charlie Brown II. Each liability policy shall be primary without right of contribution from any other insurance which is carried by either Owner or Partner of Charlie Brown II and shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

5. In all cases, the parties agree that the proceeds of insurance to which each party is entitled shall be deemed to be accepted as that party’s sole recourse against the other for any loss and/or damage to the party and/or the Aircraft including, without limitation, consequential losses, any damages for loss of use, loss of profits, diminution in market value and/or any damages claimed by the party, additional interest holders, if any, and/or any other individual and/or entity upon the theories of negligence and/or strict liability in tort. Each Owner shall also bear the cost of paying any deductible amount under any policy of insurance in the event of a claim or loss occurring during its use or operation of the Aircraft. Payment of any hull claim will be made to the registered aircraft owner and applicable lien holder, if any, as of the date of loss, and as each owner’s interest would appear. If Charlie Brown II desires additional insurance coverage protecting Charlie Brown II for whatever peril, Charlie Brown II is required to provide a written request of such coverage desired. CBAC will advise the availability and possible additional cost, if any, of such additional coverage pending acceptance and approval by Charlie Brown II of such additional cost.

6. CBAC shall submit this Agreement for approval to the insurance carrier for each policy of insurance on the Aircraft. CBAC shall arrange for a Certificate of Insurance evidencing appropriate coverage as to the Aircraft and the satisfaction of the requirements set forth above to be given by its insurance carriers for each of the parties.

7. All aircraft coverages provided shall allow the Aircraft to be operated worldwide.

III. Compensation.

CBAC shall be entitled to receive from Charlie Brown II the following compensation and reimbursements for CBAC’s services as Managing Owner of the Aircraft:

A. Fixed Costs. Charlie Brown II agrees to pay CBAC the annual total set forth on the Management Program Cost Schedule attached hereto and made a part hereof. The annual total amount is to cover its priority, unrestricted use of the Aircraft for the term of this Agreement period and shall be paid in monthly installments of 1/12 of the annual total in advance.

B. Direct Costs. Charlie Brown II agrees to reimburse CBAC for all direct operating costs incurred by CBAC on behalf of Charlie Brown II during the term of this Agreement as set forth on the Management Program Cost Schedule attached hereto and made a part hereof.

C. Miscellaneous Expenses. Charlie Brown II agrees to reimburse CBAC as set forth on the Management Program Cost Schedule attached hereto and made a part hereof for all reasonable miscellaneous expenses incurred by CBAC on behalf of Charlie Brown II including, without limitation, all catering and telephone use, deicing and hangaring as required while away from the Facility, landing and parking of the Aircraft, International flight planning and handling fees, and for living expenses for the crew incurred by CBAC while on a trip at the specific direction of Charlie Brown II, and/or its authorized representative.

D. Invoices and Notices.

1. Invoices and any notices required under this Agreement shall be sent by CBAC to:

Charlie Brown Air II Limited Partnership

and will become due in full on the 15th day after receipt by Charlie Brown II. Invoicing will be in three separate parts as follows:

a. Fixed costs;

b. Direct costs indicating the Limited Partner using the Aircraft;

c. Miscellaneous expenses indicating the Limited Partner using the Aircraft.

2. Remittances and any notices required under this Agreement shall be forwarded by Charlie Brown II to:

Charlie Brown Air Corp.

IV. Miscellaneous.

A. This Agreement shall not be assigned or amended unless agreed to in writing by both parties and shall be governed by the laws of the Commonwealth of Pennsylvania.

B. The provisions of this Agreement shall be in effect for a period of twelve (12) months commencing on the date of this Agreement and shall supersede all prior agreements between CBAC and Charlie Brown II. This Agreement shall automatically renew at the expiration of each twelve (12) month term unless terminated by either party as provided in Article IV, subsection C below.

C. This Agreement may be cancelled by either party by giving one hundred twenty (120) days written notice prior to the expiration of the then current term.

[Remainder of Page Intentionally Left Blank. Signatures Follow.]

IN WITNESS WHEREOF, the parties have executed this First Amended and Restated Aircraft Joint Ownership Agreement as of the date first above written.

CHARLIE BROWN AIR CORP.

By:	/s/ Lance T. Shaner
Title:	President
Name:	Lance T. Shaner

CHARLIE BROWN AIR II LIMITED
PARTNERSHIP

By:	L & B Air LLC, its general partner

/s/ Bruce Heim
Bruce Heim, Manager

/s/ Lance T. Shaner
Lance T. Shaner, Manager

/s/ Benjamin W. Hulburt
Benjamin W. Hulburt, Manager

2006 Aircraft Joint Ownership and

Management Agreement

Management Program Cost Schedule

Eclipse 500

I.	Fixed Costs incurred by CBAC on behalf of Charlie Brown II.

Crew – Includes proportionate share of salaries, benefits, initial and recurrent training

Hangar – includes proportionate share of hangar leasing costs attributable to the property of Charlie Brown II, as well as proportionate share of cleaning, moving, lav and water service

Insurance costs

Any financing costs for the Aircraft

II.	Direct Costs incurred by CBAC on behalf of Charlie Brown II.

Labor— Charge per hour of operation of the Aircraft to be determined by CBAC consistent with current local market rates charged by similar companies. Must be uniformly charged to all Owners and Limited Partners of Charlie Brown II

Parts – The Cost to cover such items as EAMP, manuals and JEPP subscriptions)

III.	Miscellaneous Expenses incurred by CBAC on behalf of Charlie Brown II.

As defined in Article III (c)